UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2024

Athira Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39503	45-3368487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18706 North Creek Parkway, Suite 104
Bothell, WA 98011

(Address of principal executive offices, including zip code)

(425) 620-8501

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ATHA	The Nasdaq Stock Market LLC (The Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act). ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Departing Executive Officers

As previously disclosed on September 17, 2024, on September 15, 2024, Athira Pharma, Inc. (the “Company”) committed to a workforce reduction, which included Andrew Gengos, chief business officer and chief financial officer, and Rachel Lenington, chief operating officer and chief development officer, each of whose employment terminated effective October 1, 2024.

Accordingly, on October 1, 2024 and October 3, 2024, respectively, each of Ms. Lenington and Mr. Gengos entered into a Separation Agreement and Release (the “Lenington Separation Agreement” and the “Gengos Separation Agreement,” respectively) pursuant to which each executive is entitled to receive certain post-termination benefits, including (1) a lump-sum payment equal to nine months of such executive’s annual base salary in effect immediately prior to the termination (representing a total payment of $375,000 to Ms. Lenington and a total payment of $363,750.00 to Mr. Gengos) and (2) Company payment of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for such executive and his or her eligible dependents, for a period of up to nine months following the date of termination. Each agreement provides for a release of claims and for certain customary covenants, including confidentiality and non-disparagement covenants.

In connection with the entry into the Lenington Separation Agreement, on October 1, 2024, the compensation committee (the “Compensation Committee”) of the Company’s board of directors (the “Board”) approved the entry into a consulting agreement between the Company and Ms. Lenington (the “Consulting Agreement”), effective as of October 1, 2024 (the “Consulting Agreement Effective Date”). Pursuant to the terms of the Consulting Agreement, Ms. Lenington will perform consulting services for the Company from the Consulting Agreement Effective Date until the earlier of (1) December 31, 2024 and (2) termination of the Consulting Agreement pursuant to its terms (the “Consulting Agreement Term”). During the Consulting Agreement Term, Ms. Lenington will serve as an independent contractor and receive $41,666.67 per full calendar month, prorated for any partial calendar months. In addition, during the Consulting Agreement Term, Ms. Lenington’s outstanding Company equity awards will continue to vest. The Consulting Agreement provides for certain customary covenants, including confidentiality, intellectual property assignment, and indemnification covenants.

The foregoing description is only a summary of each agreement’s material terms and does not purport to be complete. The summary is qualified in its entirety by the full text of the Gengos Separation Agreement and the Lenington Separation Agreement, which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

Retention Incentives

On October 1, 2024, the Compensation Committee approved the retention incentives described below for Mr. Robert Renninger, the Company’s vice president of finance, principal financial officer and principal accounting officer, and on October 3, 2024, the Board approved retention incentives described below for Dr. Mark Litton, the Company’s president and chief executive officer:

•
Awards of restricted stock units under the Company’s 2020 Equity Incentive Plan (the “Plan”) covering 325,000 shares and 37,077 shares of the Company’s common stock to Dr. Litton and Mr. Renninger, respectively (the “RSUs”). Subject to acceleration in the event of certain change of control transactions, one-third (1/3) of the total number of RSUs subject to each award vest on each of December 31, 2024, June 30, 2025, and December 31, 2025, subject to such individual continuing to serve as a Service Provider (as defined in the Plan) through the applicable vesting dates.

•
Stock option awards to Dr. Litton and Mr. Renninger to purchase 325,000 shares and 37,077 shares, respectively, of the Company’s common stock under the Plan at a price per share equal to the fair market value per share on the date of grant ($0.4257 per share for Dr. Litton and $0.4499 per share for Mr. Renninger) (each, an “Option”). Subject to acceleration in the event of certain change of control transactions, one-third (1/3) of the shares subject to each Option shall vest on December 31, 2024, June 30, 2025, and December 31, 2025, subject to such individual continuing to serve as a Service Provider (as defined in the Plan) through the applicable vesting dates.
•
A cash retention program pursuant to which the Company’s 2024 achievement percentage of Corporate Goals (as defined in the Company’s 2024 annual bonus program), as determined by the Compensation Committee, shall be automatically increased by 25 percentage points. The Company’s achievement percentage of its 2024 Corporate Goals has not yet been determined.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Separation Agreement and Release between Andrew Gengos and Athira Pharma, Inc. dated October 3, 2024

10.2*	Separation Agreement and Release between Rachel Lenington and Athira Pharma, Inc. dated October 1, 2024

104	Cover Page Interactive Data File (formatted as Inline XBRL)

* Certain portions of this exhibit have been omitted because they are not material and is the type of information that the company treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Athira Pharma, Inc.

Date:	October 7, 2024	By:	/s/ Mark Litton
Mark Litton
President and Chief Executive Officer